Exhibit 3

Execution Version

APi Group Corporation

10,569,106 Shares

Common Stock

($0.0001 par value)

Underwriting Agreement

New York, New York

February 29, 2024

UBS Securities LLC

Citigroup Global Markets Inc.

As Representatives of the several Underwriters,

c/o UBS Securities LLC

11 Madison Avenue

New York, New York 10010

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Certain stockholders of APi Group Corporation, a corporation organized under the laws of Delaware (the “Company”), named in Schedule II hereto (the “Selling Stockholders”) propose to sell to the several underwriters named in Schedule III hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, the number of shares of common stock, $0.0001 par value (“Common Stock”) of the Company, set forth opposite their respective names in Schedule II hereto under the caption “Number of Underwritten Securities to be Sold” (said shares to be sold by the Selling Stockholders being hereinafter called the “Underwritten Securities”). The Selling Stockholders also propose to grant to the Underwriters an option to purchase up to the number of additional shares of Common Stock set forth opposite their respective names in Schedule II hereto under the caption “Maximum Number of Option Securities to be Sold” (the “Option Securities;” the Option Securities, together with the Underwritten Securities, being hereinafter called the “Securities”). To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

As set forth in the Preliminary Prospectus and the Final Prospectus (each as defined below) under the caption “Summary—Recent Developments—Conversion and Repurchase Agreement,” the Company entered into a Conversion and Repurchase Agreement dated February 28, 2024 (the “Conversion and Repurchase Agreement”) with the Selling Stockholders, pursuant to which (i) each of the Selling Stockholders exercised its respective right to effect an optional conversion of the Series B Preferred Stock of the Company, with respect to all of such Selling Stockholder’s Series B Preferred Shares, at the conversion price of $24.60 per share of Common Stock, (ii) the Company issued to the Selling Stockholders an aggregate of 32,803,519 shares of Common Stock upon conversion and (iii) the Company immediately thereafter repurchased an aggregate of 16,260,160 shares of Common Stock from the Selling Stockholders for a price of $36.90 per share for an aggregate purchase price of $600 million (the “Share Conversion and Repurchase”).

As used in this underwriting agreement (this “Agreement”), the “Registration Statement” means the registration statement referred to in paragraph 1(a) hereof, including the exhibits, schedules and financial statements and any prospectus supplement relating to the Securities that is filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, as amended on each Effective Date, and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date (as defined in Section 3 hereof), shall also mean such registration statement as so amended; the “Effective Date” means each date and time that the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective; the “Base Prospectus” means the base prospectus referred to in paragraph 1(a) hereof contained in the Registration Statement at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); the “Preliminary Prospectus” means any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) hereof which is used prior to the filing of the Final Prospectus, together with the Base Prospectus; and the “Final Prospectus” means the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) after the Execution Time, together with the Base Prospectus.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) any issuer free writing prospectus, as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), identified in Schedule IV hereto, and (iv) any other free writing prospectus, as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”), that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

For purposes of this Agreement, (i) the term “Company Entities” shall mean the Company together with its consolidated subsidiaries, (ii) the term “Company Entity” refers to each of the entities that collectively comprise the Company Entities and (iii) the term “Transactions” means, collectively, the Share Conversion and Repurchase, the sale of the Securities and the payment of all fees and expenses related to the foregoing.

1. Representations and Warranties.

(i) The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the SEC a registration statement (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for the registration of the offering and sale of the Securities under the Securities Act. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Company may have filed with the SEC, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the SEC a final prospectus supplement relating to the Securities in accordance with Rule 424(b) after the Execution Time. As filed, such final prospectus supplement shall contain all information required by the Securities Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a “settlement date”), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder; on each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made at the Execution Time and on the Closing Date, not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8 hereof.

(c) (i) The Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Final Prospectus, when taken together as a whole, and (ii) each electronic road show made to prospective investors of the Company, when taken together as a whole with the Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Final Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) (i) At the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (ii) at the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) under the Securities Act and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the SEC pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(g) The interactive data in the eXtensible Business Reporting Language (“XBRL”) incorporated by reference into the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(h) Each Company Entity has been duly organized, is validly existing and in good standing as a corporation, partnership or limited liability company under the laws of their respective jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease or property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity or prospects, business of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”). The Company Entities have all power and authority to hold its properties and to conduct the businesses in which they are engaged.

(i) The Company, on a consolidated basis after giving pro forma effect to the Transactions, would have had an authorized capitalization as set forth in each of the Disclosure Package and the Final Prospectus, and all of the issued shares of capital stock have been duly and validly authorized and issued and are fully paid and non-assessable, conform to the description thereof contained or incorporated by reference in the Disclosure Package and Final Prospectus and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. All the outstanding shares of capital stock or ownership interests of each Company Entity (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are owned by the Company either directly or through wholly owned subsidiaries, and (iii) are free and clear of all liens, encumbrances, equities or claims, in each case, except as otherwise set forth in the Disclosure Package and the Final Prospectus, and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Final Prospectus).

(k) The documents incorporated or deemed to be incorporated by reference in the Preliminary Prospectus and the Final Prospectus at the time they were filed with the SEC conformed (and to the extent they are incorporated by reference into the Final Prospectus will conform) in all material respects to the applicable reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(l) This Agreement has been duly authorized, executed and delivered by the Company.

(m) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(n) No consent, approval, authorization, filing with or order of any court or governmental agency or body having jurisdiction over the Company Entities or any of their properties or assets is required in connection with the issue and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in each of the Disclosure Package and the Final Prospectus and the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings, orders, registrations, or qualifications as may be required under applicable state or foreign securities or blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus.

(o) The execution and delivery of this Agreement, the issue and sale of the Securities, the Share Conversion and Repurchase and the consummation of any other of the transactions herein contemplated and the fulfillment of the terms hereof will not (i) result in the violation of the charter or by-laws or comparable constituting documents of any Company Entity; (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or impose any lien, charge or encumbrance upon any property or assets of any Company Entity pursuant to the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) result in the violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any Company Entity or any of its or their properties except, with respect to clauses (ii) and (iii), conflicts, violations, breaches, liens, charges or encumbrances that would not reasonably be expected to have a Material Adverse Effect, or have a material adverse effect upon the transactions contemplated herein or any Underwriter subject to, in the case of the foregoing clause (ii), the receipt of any consents, approvals, authorizations, orders, registrations, filings or qualifications which shall have been obtained or made prior to the Closing Date.

(p) No holders of securities of the Company have rights to the registration of such securities under the Registration Statement, except for such rights that have been waived by such holders prior to the date hereof, and the holders of outstanding shares of capital stock of the Company are not entitled to statutory preemptive or other similar contractual rights to subscribe for the Securities.

(q) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Preliminary Prospectus, the Final Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Company Entity or its or their property is pending or, to the knowledge of the Company Entities, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect.

(s) Each of the Company and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(t) No Company Entity (i) is in violation of any provision of its charter or bylaws or comparable constituting documents, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) is in violation of any statute, law, rule, regulation, judgment, order or decree applicable to any Company Entity of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any Company Entity or any of its properties, as applicable, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) KPMG LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Final Prospectus, are independent public accountants with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(v) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid by the Company in connection with the execution and delivery of this Agreement by the Company or the issuance, sale or resale of the Securities.

(w) Each Company Entity has filed all applicable tax returns that are required to be filed through the date hereof, subject to permitted extensions, and all such tax returns are true, correct and complete in all material respects, and has paid all taxes required to be paid by it, except where such failure to file or pay would not reasonably be expected to have a Material Adverse Effect, and no tax deficiency has been determined adversely to any Company Entity, nor do the Company Entities have any knowledge of any tax deficiencies that have been, or would reasonably be expected to be asserted against them, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) No labor problem or dispute with the employees of any Company Entity exists, or to the knowledge of the Company Entities, has been threatened or is imminent, and the Company is not aware of any imminent labor disturbance by the employees of any Company Entity’s principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect. The Company Entities are and for the past five years have been in compliance in all material respects with all laws regarding labor and/or employment, including laws regarding wages, hours, background checks, hiring, immigration, leaves of absence, discrimination, harassment, retaliation, terminations, classification of exempt employes, and/or classification of independent contractors. For the past three years, the Company Entities have properly classified all exempt employees as such and all non-employee workers, including independent contractors, as such, except as would not reasonably be expected to have a Material Adverse Effect. The Company Entities are insured by insurers of recognized financial responsibility (except with respect to liabilities which the Company Entities self-insure) against such losses and risks and in such amounts as the Company Entities believe, are adequate for the conduct of their respective businesses and the value of their respective properties and as, to the Company Entity’s knowledge, is customary for companies engaged in similar businesses in similar industries. All policies of insurance and fidelity or surety bonds insuring the Company Entities or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company Entities are in compliance with the terms of such policies and instruments in all material respects; and none of the Company Entities have received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. There are no claims by the Company Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Company Entities have been refused any insurance coverage sought or applied for; and none of the Company Entities have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(y) No Company Entity (other than the Company) is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Company Entity’s capital stock, from repaying to the Company any loans or advances to such Company Entity from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other Company Entity, except as described in the Disclosure Package and the Final Prospectus.

(z) The Company Entities possess all licenses, certificates, permits and other authorizations issued by all applicable authorities (“Permits”) required to conduct their respective businesses under applicable law in the manner described in the Disclosure Package and the Final Prospectus except for any of the foregoing which, if not obtained, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Entities have fulfilled and performed all of their obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect. None of the Company Entities have received any notice of any revocation or modification of any material Permits or has any reason to believe that any material Permits will not be renewed in the ordinary course.

(aa) The Company and each of its subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in the United States. Except as otherwise set forth or incorporated by reference in the Disclosure Package and the Final Prospectus, the Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Final Prospectus fairly present the information called for in all material respects and are prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as otherwise set forth or incorporated by reference in the Disclosure Package and the Final Prospectus, as of the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by KPMG LLP and the audit committee of the board of directors of the Company, the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act).

(bb) (i) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, except in the case of clauses (i), (ii) or (iii), as otherwise set forth or incorporated by reference in the Disclosure Package and the Final Prospectus.

(cc) No Company Entity has taken, directly or indirectly (without giving effect to the activities of the Underwriters), any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.

(dd) The Company Entities (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except in the case of clauses (i), (ii) or (iii) where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company Entities, no Company Entity has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except where such designation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Company Entity is a party to a proceeding under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it believes no material monetary penalties will be imposed against it.

(ee) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(ff) The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company Entities, any of their respective subsidiaries and/or any entity which would be treated as a single employer with any Company Entity or any of its subsidiaries under Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) or a part of a controlled group within the meaning of Section 4001(a)(14) of ERISA (a “Controlled Group Member”); and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Code is so qualified; each Company Entity, their respective subsidiaries and each Controlled Group Member has fulfilled their obligations, if any, under Section 515 of ERISA; no Company Entity maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by any Company Entity is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and applicable local laws; with respect to each pension plan subject to laws outside of the United States or with participants located outside of the United States, if such plan is required to be funded and/or book-reserved, is funded and/or book reserved, as appropriate; and no Company Entity or Controlled Group Members has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA except for any of the foregoing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(gg) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company and its subsidiaries have instituted and maintain policies and procedures to reasonably ensure compliance therewith. No part of the proceeds of the offering of the Securities will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(ii) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(jj) None of the Company Entities, nor any director or officer of any Company Entity, nor, to the knowledge of the Company, any agent, employee or affiliate of any Company Entity (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by His Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of the offering of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity to fund or facilitate any activities or business involving any Sanctioned Person or any Sanctioned Country, or otherwise in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(kk) None of the Company Entities have knowingly engaged in for the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions or in violation of such Sanctions, in each case, except as authorized by OFAC under a specific license.

(ll) No Company Entity has knowingly engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does any Company Entity have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in each case, except as authorized by OFAC under a specific license.

(mm) The subsidiaries listed on Annex A attached hereto are the only significant subsidiaries of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act.

(nn) The Company Entities own, possess, license or have other rights to use on reasonable terms, all patents, trade and service marks, trade names, copyrights, domain names (in each case including all registrations and applications to register same), inventions, trade secrets, technology, know-how, and other intellectual property, (collectively, the “Intellectual Property”) necessary for the conduct of the business of each Company Entity as now conducted or as proposed in the Preliminary Prospectus and the Final Prospectus to be conducted. (i) Each of the Company Entities owns, or has rights to use under license, all such Intellectual Property free and clear in all material respects of all adverse claims, liens or other encumbrances; (ii) to the knowledge of the Company Entities, there is no material infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the knowledge of the Company Entities, threatened action, suit, proceeding or claim by any third party challenging the Company’s or its subsidiaries’ rights in or to any such Intellectual Property, and none of the Company Entities are unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the knowledge of the Company Entities, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property, and each of the Company Entities is unaware of any facts that would form a reasonable basis for any such claim; (v) there is no pending or, to the knowledge of the Company Entities, threatened action, suit, proceeding or claim by any third party that the Company or any subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party, and each of the Company Entities is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) to the knowledge of the Company Entities, there is no valid and subsisting patent or published patent application that would preclude any of the Company or any subsidiary, in any material respect, from practicing any such Intellectual Property, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(oo) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities’ computer and information technology equipment hardware, software, websites, systems and networks (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business as currently conducted and do not contain any material “viruses” or other disabling or malicious codes. The Company Entities have, and have required third parties providing IT Systems and/or processing data on the Company Entities’ behalf (“Data Partners”) to have ,implemented and maintained commercially reasonable controls, policies, procedures and safeguards to protect their material confidential information, “personal information” (or similar terms under applicable laws) and other data and the integrity, security, continuous operation and redundancy of the IT Systems and data used in connection with their businesses. There has been no security breach of, or other unauthorized, or accidental access to or compromise of the IT Systems or such data, except for those that would not reasonably be expected to result in a Material Adverse Effect or have been remedied without material cost or liability or the duty to notify any persons or entities, nor any incidents that are currently under internal review or investigations, except for those that would not reasonably be expected to result in a Material Adverse Effect. The Company Entities, and to the knowledge of the Company Entities the Data Partners, have complied in all material respects with all applicable laws, regulations, judgments, orders, policies and contractual obligations relating to the IT Systems and/or such data. There is no pending or, to the knowledge of the Company Entities, threatened action, suit, proceeding, claim, investigation or enforcement against the Company Entities relating to the IT Systems or such data except for those that would not reasonably be expected to result in a Material Adverse Effect.

(pp) No forward looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in any of the Registration Statement, the Disclosure Package, the Final Prospectus or any “road show” (as defined in Rule 433 under the Securities Act) has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(qq) The statistical and market-related data included in the most recent Preliminary Prospectus and “road show” (as defined in Rule 433 under the Securities Act) and the consolidated financial statements included or incorporated by reference in the most recent Preliminary Prospectus and “road show” (as defined in Rule 433 under the Securities Act) are based on or derived from sources that the Company believes to be reliable in all material respects.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

(ii) Each Selling Stockholder severally and not jointly represents and warrants to, and agrees with, each Underwriter that:

(a) Except (i) as will have been obtained on or prior to the Closing Date and on any settlement date, as the case may be, for the registration of the offering and sale of the Securities under the Securities Act; (ii) as may be required under foreign or state securities (or Blue Sky) laws or by FINRA or by the New York Stock Exchange in connection with the purchase and distribution of the Securities by the Underwriters; and (iii) as would not impair in any material respect the ability of such Selling Stockholder to consummate its obligations hereunder, all consents, approvals, authorizations and orders necessary for the execution and delivery by such Selling Stockholder of this Agreement and for the sale and delivery of the Securities to be sold by such Selling Stockholder hereunder, have been obtained or will be obtained on or prior to the Closing Date and on any settlement date, as the case may be; and such Selling Stockholder has full right, power and authority to enter into this Agreement and has or will have at the Closing Date and on any settlement date, as the case may be, full right, power and authority to sell, assign, transfer and deliver the Securities to be sold by such Selling Stockholder hereunder;

(b) Such Selling Stockholder is the record and beneficial owner of the Securities to be sold by it hereunder free and clear of all liens, encumbrances, equities and claims (collectively, the “Liens”) (except any Liens which will be released immediately prior to the Closing Date or any settlement date, as the case may be (such Liens, the “Existing Liens”) and has duly endorsed such Securities in blank, and, except pursuant to any Existing Liens, has full power and authority to sell its interest in the Securities, and, assuming that each Underwriter acquires its interest in the Securities it has purchased from such Selling Stockholder without notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code (“UCC”)), each Underwriter that has purchased such Securities delivered on the Closing Date to The Depository Trust Company or other securities intermediary by making payment therefor as provided herein, and that has had such Securities credited to the securities account or accounts of such Underwriters maintained with The Depository Trust Company or such other securities intermediary will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Securities purchased by such Underwriter, and no action based on an adverse claim (within the meaning of Section 8-105 of the UCC) may be successfully asserted against such Underwriter with respect to such Securities.

(c) Such Selling Stockholder has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(d) Such Selling Stockholder has full right, power and authority, corporate or otherwise, to enter into this Agreement.

(e) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of such Selling Stockholder.

(f) The sale of the Securities to be sold by such Selling Stockholder hereunder and the compliance by such Selling Stockholder with this Agreement and the consummation of the transactions herein and contemplated by the Disclosure Package will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Selling Stockholder, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Selling Stockholder or any property or assets of such Selling Stockholder, except in the case of (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely impact such Selling Stockholder’s ability to perform its obligations under this Agreement.

(g) Such Selling Stockholder is not prompted by any material non-public information concerning the Company or any of its subsidiaries that is not disclosed in the Disclosure Package to sell its Securities pursuant to this Agreement.

(h) To the extent that any statements or omissions made in the Registration Statement, the Disclosure Package, the Prospectus or any amendment or supplement thereto are made in reliance upon and in conformity with the Selling Stockholder Information (as defined below) of such Selling Stockholder, such Registration Statement and Disclosure Package did not, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will not, when they become effective or are filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. “Selling Stockholder Information,” severally with respect to any Selling Stockholder, consists solely of the information with respect to such Selling Stockholder in the beneficial ownership table under the caption “Selling Stockholders” in the Disclosure Package and the Prospectus;

(i) Such Selling Stockholder represents and warrants that it is not (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, or (3) an entity deemed to hold “plan assets” of any such plan or account under Section 3(42) of ERISA, 29 C.F.R. 2510.3-101, or otherwise.

(j) In order to document the Underwriters’ compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982 with respect to the transactions herein contemplated, such Selling Stockholder will deliver to you prior to or at the Closing Date a properly completed and executed United States Treasury Department Form W-8 or W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

(k) Solely with respect to any Selling Stockholder that is not a United States person within the meaning of Section 7701(a)(30) of the Code, there are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid by or on behalf of the Underwriters in the Cayman Islands or any political subdivision or taxing authority therein or thereof in connection with the execution and delivery of this Agreement or the issuance, sale or resale of the Securities. For the avoidance of doubt, any Selling Stockholder that is a United States person within the meaning of Section 7701(a)(30) of the Code neither represents nor warrants to, nor agrees with, this paragraph (k).

Any certificate signed by any Selling Stockholder and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by such Selling Stockholder, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Selling Stockholder agrees, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from such Selling Stockholder, at the purchase price set forth in Schedule I hereto, the number of Underwritten Securities (to be adjusted by the Representatives at their discretion so as to eliminate any fractional shares) determined by multiplying the number of Underwritten Securities to be sold by such Selling Stockholder as set forth opposite such Selling Stockholder’s name in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Underwritten Securities to be purchased by such Underwriter as set forth opposite such Underwriter’s name in Schedule III hereto and the denominator of which is the aggregate number of Underwritten Securities to be purchased by all of the Underwriters from all of the Selling Stockholders hereunder.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Selling Stockholder named in Schedule II hereto hereby grants an option to each Underwriter to purchase, severally and not jointly, up to the number of Option Securities (to be adjusted by the Representatives at their discretion so as to eliminate any fractional shares) determined by multiplying the number of Option Securities set forth opposite such Selling Stockholder’s name in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Underwritten Securities to be purchased by such Underwriter as set forth opposite such Underwriter’s name in Schedule III hereto and the denominator of which is the aggregate number of Underwritten Securities to be purchased by all of the Underwriters from all of the Selling Stockholders hereunder, at the same purchase price per share as the Underwriters shall pay for the Underwritten Securities, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Securities but not payable on the Option Securities. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Company and the Selling Stockholders setting forth the number of Option Securities as to which the several Underwriters are exercising the option and the settlement date.

3. Delivery and Payment. Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the second Business Day immediately preceding the Closing Date) shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than two Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement among the Representatives, the Company and the Selling Stockholders or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the respective aggregate purchase prices of the Securities being sold by each of the Selling Stockholders to or upon the order of the Selling Stockholders by wire transfer payable in same-day funds to the accounts specified by the Selling Stockholders. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

Any payments to be made by a Selling Stockholder hereunder shall be made without any withholding tax (or with a gross-up) for any jurisdiction, other than the United States, in which such Selling Stockholder is tax resident or doing business for tax purposes or, in each case, any political subdivision or taxing authority therein or thereof. If any withholding tax (or a gross-up) on such payment is required by law, each Underwriter shall provide to each Selling Stockholder a properly completed and executed IRS Form W-9 or an applicable IRS Form W-8, as appropriate.

Each Selling Stockholder will pay all applicable state transfer taxes, if any, involved in the transfer to the several Underwriters of the Securities to be purchased by them from such Selling Stockholder and the respective Underwriters will pay any additional stock transfer taxes involved in further transfers.

If the option provided for in Section 2(b) hereof is exercised after the second Business Day immediately preceding the Closing Date, each Selling Stockholders will deliver the applicable number of Option Securities to the Representatives on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the respective aggregate purchase prices of the Securities being sold by each of the Selling Stockholders to or upon the order of the Selling Stockholders by wire transfer payable in same-day funds to the accounts specified by the Selling Stockholders. If settlement for the Option Securities occurs after the Closing Date, each Selling Stockholder will deliver the applicable number of the Option Securities to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Agreements. The Company agrees with the several Underwriters that:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final

Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the SEC pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the SEC pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the SEC or its staff for any amendment of the Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(c) If, at any time when a prospectus relating to the Securities is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 promulgated thereunder), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the SEC, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.,

(d) As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries that will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(e) The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 promulgated thereunder), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(g) The Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of Common Stock or any securities convertible into, or exercisable for, shares Common Stock; or publicly announce an intention to effect any such transaction, until the Business Day set forth on Schedule I hereto, provided, however, that the Company may (i) issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan, stock purchase plan or other employee compensation plan or dividend reinvestment plan of the Company in effect at the Execution Time, (ii) issue Common Stock issuable upon the conversion or exercise of securities or the exercise of warrants outstanding at the Execution Time, (iii) offer, issue and sell shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock in connection with any acquisition or strategic investment (including any joint venture, strategic alliance or partnership) so long as (x) the aggregate number of shares of Common Stock issued or issuable does not exceed 5% of the number of shares of Common Stock outstanding immediately after the issuance and sale of the securities, and (y) each recipient of any such shares or other securities agrees to restrictions on the resale of securities that are consistent with the letter described in Section 6(m) hereof for the remainder of such lock-up period or (iv) file one or more registration statements on Form S-8 relating to any equity compensation plan of the Company.

(h) The Company will not take, directly or indirectly (without giving effect to the activities of the Underwriters), any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(i) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the SEC of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp, transfer or other similar taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act and the listing of the Securities on the New York Stock Exchange; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company and the Selling Stockholders (subject to any limitations agreed to by the Company and the Selling Stockholder); and (x) all other costs and expenses incident to the performance by the Company and the Selling Stockholders of their obligations hereunder; provided that the reasonable fees and expenses of counsel for the Underwriters relating to subclauses (vi) and (vii) of this Section 5(i) shall not exceed $35,000 in the aggregate; provided, further, that the Selling Stockholders will pay any applicable underwriting discounts, selling commissions and stock transfer taxes.

(j) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Company with the SEC or retained by the Company under Rule 433 under the Securities Act; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule IV hereto. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rule 164 and Rule 433 under the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

(k) The Company shall deliver to each Underwriter (or its agent), on or before the Closing Date, a properly completed and duly executed certificate that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code a “United States real property holding corporation,” dated no more than thirty (30) days prior to the Closing Date, in the form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) and together with a proof of delivery to the IRS of the required notice in accordance with Treasury Regulations Section 1.897-2(h)(2).

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company and the Selling Stockholders contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company and the Selling Stockholders made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their respective obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act shall have been filed with the SEC within the applicable time periods prescribed for such filings by Rule 433 under the Securities Act; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused Greenberg Traurig, P.A., counsel for the Company, to have furnished to the Representatives their opinion and negative assurance letter, dated the Closing Date and addressed to the Representatives, substantially in a form reasonably acceptable to the Representatives.

(c) (i) Juno Lower Holdings L.P. and FD Juno Holdings L.P. (collectively, the “Blackstone Selling Stockholders”) shall have requested and caused Kirkland & Ellis LLP, counsel for the Blackstone Selling Stockholders, (ii) Viking Global Equities II LP shall have requested and caused Cleary Gottlieb Steen & Hamilton LLP, counsel for Viking Global Equities II LP and (iii) Viking Global Equities Master Ltd. shall have requested and caused Maples and Calder (Cayman) LLP, counsel for Viking Global Equities Master Ltd., to have furnished to the Representatives their respective opinions, dated the Closing Date and addressed to the Representatives, substantially in a form reasonably acceptable to the Representatives.

(d) The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion and negative assurance letter, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board or the President and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any amendments or supplements thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(f) Each Selling Stockholder shall have furnished to the Representatives a certificate, signed by such Selling Stockholder, dated the Closing Date, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus, any Issuer Free Writing Prospectus and any supplements or amendments thereto and this Agreement, and that the representations and warranties of such Selling Stockholder in this Agreement are true and correct in all material respects on and as of the Closing Date to the same effect as if made on the Closing Date.

(g) The Company shall have requested and caused KPMG LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters (which may refer to letters previously delivered to one or more of the Representatives), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(i) [Reserved].

(j) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(k) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(l) The Securities shall have been listed and admitted and authorized for trading on the New York Stock Exchange, and satisfactory evidence of such actions shall have been provided to the Representatives.

(m) At the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit B hereto from each executive officer and director of the Company and Mariposa Acquisition IV, LLC addressed to the Representatives.

(n) At the Execution Time, each of the Selling Stockholders shall have executed and delivered to the Representatives a letter substantially in the form of Exhibit B hereto.

(o) The Share Conversion and Repurchase shall have occurred.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date or the applicable settlement date by the Representatives. Notice of such cancellation shall be given to the Company and each Selling Stockholder in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Latham & Watkins LLP, counsel for the Underwriters, at 1271 Avenue of the Americas, New York, New York 10020, on the Closing Date.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through the Representatives on demand for all documented expenses (including reasonable fees and disbursements of counsel for the Underwriters) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Underwriter and each Selling Stockholder, the directors, officers, employees, affiliates and agents of any Underwriter or Selling Stockholder, and each person who controls any Underwriter or Selling Stockholder within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Selling Stockholder, severally (solely as to itself) and not jointly, agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees, affiliates and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act and each other Selling Stockholder, if any, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to such Selling Stockholder’s Selling Stockholder Information furnished to the Company by or on behalf of such Selling Stockholder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Selling Stockholder may otherwise have. The aggregate liability of each Selling Stockholder pursuant to this Section 8(b) shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of the Securities sold by such Selling Stockholder hereunder (the “Selling Stockholder Proceeds”).

(c) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company and each Selling Stockholder, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company or such Selling Stockholder within the meaning of either the Securities Act or the Exchange Act and each Selling Stockholder, to the same extent as the foregoing indemnity to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. Each of the Company and each Selling Stockholder acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and, under the heading “Underwriting,” (ii) the list of Underwriters and their respective participation in the sale of the Securities and (iii) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(d) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Selling Stockholders and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively, “Losses”) to which the Company, one or more of the Selling Stockholders and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, by the Selling Stockholders and by the Underwriters from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Selling Stockholders and the Underwriters shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, of the Selling Stockholders and of the Underwriters in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and by the Selling Stockholders shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by each of them, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company or the Selling Stockholders on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (e), (i) in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) the aggregate liability of each Selling Stockholder under the contribution provisions contained in this Section 8(e) and the indemnification provisions contained in Section 8(b) above shall be limited to an amount equal to such Selling Stockholder’s Selling Stockholder Proceeds. Notwithstanding the provisions of this paragraph (e), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (e).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule III hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule III hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter, the Selling Stockholders or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company, the Selling Stockholders and any non-defaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the SEC or the New York Stock

Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities, (iii) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities, rights of contribution and other statements of the Company or its officers, of each Selling Stockholder and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, any Selling Stockholder or the Company or any of the officers, directors, employees, agents, affiliates or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to UBS Securities LLC at 1285 Avenue of the Americas, New York, New York 10019, Attention: Syndicate and to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number: +1 (646) 291-1469; or, if sent to APi Group Corporation, will be mailed, delivered or emailed to 1100 Old Highway Eight NW, New Brighton, MN 55112 (e-mail at Louis.lambert@apigroupinc.us) (with a copy mailed or e-mailed to Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301, Attention: Flora R. Perez (e-mail at perezf@gtlaw.com)); or, if sent to the Blackstone Selling Stockholders, will be mailed, delivered or emailed to c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154, Attention: Shary Moalemzadeh, e-mail: Shary.Moalemzadeh@blackstone.com, with a copy mailed, delivered or e-mailed to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention: Joshua N. Korff, P.C., Alborz Tolou, E-mail: jkorff@kirkland.com, alborz.tolou@kirkland.com; or, if sent to the Viking Selling Stockholders, will be mailed, delivered or e-mailed and confirmed to it at: Viking Global Investors LP, 600 Washington Boulevard, Stamford CT 06901, Attention: General Counsel (e-mail: legalnotices@vikingglobal.com).

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding.

15. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 15, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16. No Fiduciary Duty. The Company and the Selling Stockholders hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Selling Stockholders, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company or the Selling Stockholders and (c) the engagement of the Underwriters by the Company and the Selling Stockholders in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Selling Stockholders agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company or the Selling Stockholders on related or other matters). The Company and the Selling Stockholders agree that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to them, in connection with such transaction or the process leading thereto.

17. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Selling Stockholders and the Underwriters, or any of them, with respect to the subject matter hereof.

18. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

19. Waiver of Jury Trial. The Company, the Selling Stockholders and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. Electronic Signatures. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

21. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

22. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Selling Stockholders and the several Underwriters.

Very truly yours,

APi Group Corporation

By:	/s/ Russell A. Becker
Name: Russell A. Becker
Title: Chief Executive Officer and President

Juno Lower Holdings L.P.

By: Juno Holdings Manager L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

FD Juno Holdings L.P.

By: FD Juno Holdings Manager L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

Viking Global Equities Master Ltd.

By: Viking Global Performance LLC, its investment manager

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

Viking Global Equities II LP

By: Viking Global Performance LLC, its General Partner

By:	/s/ Katerina Novak
Name: Katerina Novak
Title: Authorized Signatory

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

UBS Securities LLC Citigroup Global Markets Inc.

By: UBS Securities LLC

By:	/s/ Tyler Nash
Name: Tyler Nash
Title: Director

By: UBS Securities LLC

By:	/s/ Hilbert Chen
Name: Hilbert Chen
Title: Associate Director

By: Citigroup Global Markets Inc.

By:	/s/ Chad Hoeft
Name: Chad Hoeft
Title: Managing Director

For themselves and the other several Underwriters named in Schedule III to the foregoing Agreement.

SCHEDULE I

Underwriting Agreement dated February 29, 2024

Registration Statement No. 333-261985

Representatives: UBS Securities LLC and Citigroup Global Markets Inc.

Title, Purchase Price and Description of Securities:

Title: Common Stock, par value $0.0001 per share

Number of Underwritten Securities to be sold by the Selling Stockholders: 10,569,106

Number of Option Securities to be sold by the Selling Stockholders: 1,585,365

Price per Share to Public (include accrued dividends, if any): $34.25

Price per Share to the Underwriters – total: $33.05125

Other provisions: None.

Closing Date, Time and Location: March 5, 2024 at 10:00 a.m. at Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020.

Type of Offering: Non-Delayed

Date referred to in Section 5(g) after which the Company may offer or sell securities issued by the Company without the consent of the Representative(s): May 29, 2024

Modification of items to be covered by the letter from KPMG LLP delivered pursuant to Section 6(g) at the Execution Time: None.

I-1

SCHEDULE II

Selling Stockholders	Number of Underwritten Securities to be Sold	Maximum Number of Option Securities to be Sold
Juno Lower Holdings L.P.	7,829,198	1,174,379
FD Juno Holdings L.P.	97,632	14,645
Viking Global Equities Master Ltd.	2,589,431	388,414
Viking Global Equities II LP	52,845	7,927

Total	10,569,106	1,585,365

II-1

SCHEDULE III

Underwriters	Number of Underwritten Securities to be Purchased
UBS Securities LLC	2,712,034
Citigroup Global Markets Inc.	2,712,034
Robert W. Baird & Co. Incorporated	866,666
Barclays Capital Inc.	866,666
BofA Securities, Inc.	866,666
Jefferies LLC	866,666
J.P. Morgan Securities LLC	866,666
Blackstone Securities Partners L.P.	541,138
CJS Securities, Inc.	270,570

Total	10,569,106

III-1

SCHEDULE IV

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

IV-1

[Form of Lock-Up Agreement]	EXHIBIT A

[letterhead of officer, director or major shareholder of APi Group Corporation]

APi Group Corporation

Public Offering of Common Stock

[ ], 2024

UBS Securities LLC

Citigroup Global Markets Inc.

As Representatives of the several Underwriters,

c/o UBS Securities LLC

11 Madison Avenue

New York, New York 10010

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed underwriting agreement (the “Underwriting Agreement”), between APi Group Corporation, a Delaware corporation (the “Company”), and you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.0001 par value (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc. (the “Representatives”), offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period from the date hereof until 90 days after the date of the Underwriting Agreement (the “Lock-up Period”).

The foregoing paragraph shall not apply to:

(a)	transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering;

(b)	transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

(c)

in the case of a non-natural person, distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members or stockholders of the undersigned;

(d)

in the case of a natural person, transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by will or intestate succession or to any trust or entity for the direct or indirect benefit of such person or any member of the immediate family of the undersigned; provided that no public filing, report or announcement shall be voluntarily made and, if required, any public report or filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares by will or intestacy;

(e)

the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise; provided that such securities were granted pursuant to any employment benefit plans or arrangements described in the Prospectus, provided further that any such shares of Common Stock issued upon the exercise or vesting of such securities (after giving effect to the settlement of such “cashless” or “net exercise” basis or to cover tax withholding obligations) shall be subject to the restrictions on transfer set forth herein, and provided further that any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the disposition of shares of Common Stock to cover tax withholding obligations of the undersigned in connection with the reported vesting or exercise, and no other public announcement shall be required or shall be made voluntarily in connection with such transfer;

(f)

the entry by the undersigned into a trading plan established in accordance with Rule 10b5-1 (a “Trading Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that sales under any such plan may not occur during the period in which the restrictions otherwise imposed by this agreement apply and no filing under the Exchange Act or any other public filing or disclosure of such trading plan shall be made by any person during the Lock-up Period unless, in any such case, such filing announcement or other disclosure includes a statement to the effect that no transfer of Common Stock may be made under the trading plan during the Lock-up Period;

(g)

pursuant to a Trading Plan that is existing on the date hereof which has been provided to the Underwriters or its legal counsel, provided that, to the extent a public announcement or filing under the Exchange Act, if any, is required by or on behalf of the undersigned or the Company regarding such transfer during the Lock-up Period, such announcement or filing shall include the date that such Trading Plan was entered into and a statement that such transfer is in accordance with an established Trading Plan, and provided further that the existing Trading Plan may not be amended during the Lock-up Period to allow for an increase in the number of securities that may be sold pursuant to such existing Trading Plan; [or]

(h)

in the case of a non-natural person, transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to any corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned, or is wholly owned by the undersigned; [or]

(i)

[(x) any transfers (including pledges) of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock in connection with a bona fide margin loan (including that certain existing margin loan facility of the undersigned) and (y) pledges and transfers in connection with any foreclosures on such pledges.][1]

provided that (i) in the case of any transfer or distribution pursuant to clauses (b), (c), (d) and (h), such transfer shall not involve a disposition for value and each donee, distribute or transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) in the case of any transfer or distribution pursuant to clauses (a), (b), (c) and (h), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-up Period.

For purposes of this letter, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin.

The undersigned acknowledges and agrees that the underwriters have not provided any recommendation or investment advice nor have the underwriters solicited any action from the undersigned with respect to the Offering and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

This letter and any transaction contemplated by this letter shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles that would result in the application of any other law than the laws of the State of New York (other than Section 5-1401 of the General Obligations Law).

[1]	To be included only in Lock-Up Agreements signed by the Selling Stockholders.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

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Yours very truly,

By:
Name:
Title: